To

Petróleo Brasileiro S.A.- Petrobras

We are aware that our report dated May 9, 2014 on our review of interim financial information of Petróleo Brasileiro S.A. - Petrobras, for the three-month periods ended March 31, 2014 and March 31, 2013 and included in the Company's quarterly report on Form 6-K for the quarter ended March 31, 2014 is incorporated by reference in its Registration Statement on Form F-3 dated August 29, 2012.

/s/Marcos Donizete Panassol

Engagement Leader

/s/PricewaterhouseCoopers
Rio de Janeiro - Brazil
May 9, 2014